Exhibit (a)(1)(K)

Offer to Exchange Certain Outstanding Options for New Options Employee Presentation February 2024

2 The Option Exchange Program is being made pursuant to the terms and conditions set forth in the Verastem , Inc. Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge from Verastem or at www.sec.gov . This presentation is intended to be a high - level summary and does not contain all the important information about the Option Exchange Information that is included in the materials described above. You should read these materials carefully because they contain important information about the Option Exchange Program, including risks related thereto.

3 Purpose and Description of the Program • Verastem is offering to exchange certain stock options held by eligible employees and non - employee directors for an equal number of new stock options . • Verastem is offering the Option Exchange Program to employees and non - employee directors to: • Motivate and retain employees who are key our success • Provide value to employees and non - employee directors for previously granted stock options for which the exercise price is significantly greater than Verastem’s stock price • The Option Exchange Program was approved by Verastem’s shareholders on January 17, 2024.

4 Terms of the Option Exchange Program • Who is eligible to participate: • Certain current employees and non - employee directors (“Eligible Holders”) • What stock options are eligible to participate: • All outstanding vested and unvested stock options held by employees with an exercise price equal to or greater than $15.00 per share and that vest based on continued service with the Company or based on achievement of performance milestones (other than stock price hurdles). • Non - employee directors are eligible to participate only for stock options received as a result of their Board service • Eligible Holders must choose to exchange either all eligible options ړ or no ى eligible options. Eligible Holders are not allowed to exchange options on a grant - by - grant basis

5 Terms of the Option Exchange Program (continued) • Timing of Option Exchange Program: • The Option Exchange Program launched Thursday, February 8, 2024 • The Option Exchange Program will be open for 20 business days only and is expected to close at 11:59 p.m. Eastern Time on Friday, March 8, 2024 (“Expiration Date”) • After the Expiration Date, stock options will not be eligible for exchange • New Options will be granted on the shortly after the Expiration Date of the Option Exchange Program (“Grant Date”) • Each existing option is exchangeable for one New Option (1:1 exchange ratio)

6 Terms of the Option Exchange Program (continued) • Terms of New Options: • Vesting of New Options will be as follows subject to continued Employment or other service to Verastem on such vesting dates: • Options vested : New Options will vest in two equal annual installments over a two - year period from the Grant Date • Options unvested: New Options will vest over four years (25% at one - year anniversary, with the remaining options vesting in equal quarterly installments over the next three years). • Each New Option will expire 10 years from the Grant Date In the event of a Change in Control, as defined in Amended and Restated 2021 Equity Incentive Plan, and to the extent the New Options are outstanding and unvested prior to such Change in Control, will become fully vested immediately prior to (and subject to consummation of such Change in Control

7 Option Exchange Procedures • Eligible Holders should have received Option Election Form via e - mail • Fill out the Option Election Form and select whether to participate or reject participation in the Option Exchange Program for all eligible options • Sign the Option Election Form and return to StockOptionExchange@verastem.com • New Stock Options will have an exercise price equal to Verastem’s closing stock price as reported on Nasdaq on the close of business on the Grant Date Reach out to Tom Macdonald (781.292.4209 or tmacdonald@verastem.com ) or Daniel Calkins (781.469.1694 or dcalkins@verastem.com ) with any questions.

8 Important Disclaimers • Neither we nor our Board makes any recommendation as to whether you should accept the offer, nor have we authorized any person to make any such recommendation or provide any other information or representation in connection with the Exchange Offer Program other than the information and representations contained in the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials. • You should evaluate carefully all of the information in the Tender Offer Statement on Schedule TO, including the Offer to Exchange and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge from Verastem or at www.sec.gov • We recommend that you consult with your professional financial or tax advisor prior to deciding whether to participate in the Option Exchange Program

THANK YOU